Exhibit 23.3

1927 Hillgreen Drive Katy, TX 77494 Tel: 713-882-9598 www.mireandassociates.com

April 9, 2012

United American Petroleum Corporation
9600 Great Hills Trail, Suite 150W
Austin, TX 78759

ATTN: Mr. Michael Carey

SUBJECT:  UNITED AMERICAN PETROLEUM CORPORATION
             INDEPENDENT CONSULTANT CONSENT

Mire & Associates, Inc. hereby consents to the use of its name and information from its report dated March 26, 2012, generating estimated reserves and future net revenues for United American Petroleum Corporation for the year ended December 31, 2011.   This information may be used in United American Petroleum Corporation’s Form 10-K, dated April 13, 2012.

Sincerely,

Kurt Mire
Petroleum Consultant